EXHIBIT 99.1

Ceres Announces Financial Results for Fiscal Year 2012

•	Number of mills planting sweet sorghum increases over previous season.

•	Performance of new sweet sorghum hybrids confirmed in U.S. trials.

•	Plant breeding results show yield gains across energy crop portfolio.

THOUSAND OAKS, Calif. – November 20, 2012 – Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced financial results for the fiscal fourth quarter and year ended August 31, 2012 and provided an update on its business and product development pipeline.

The company reported that ethanol mills have begun plantings of Ceres’ sweet sorghum hybrids for the 2012-2013 production season in Brazil. Seed sales and deliveries are ongoing and are expected to be completed by mid-December.

“Our goals this season are to expand the base of mills, establish showcase evaluations with innovators in strategic areas, and demonstrate the performance benefits of our new generation of hybrids,” said Richard Hamilton, President and Chief Executive Officer of Ceres. He noted that while the total number of hectares planted this year was impacted by the drought last season, the adoption of sweet sorghum remains a strategic priority for many mills and for the Brazilian government. “We believe that we can demonstrate the full profit potential of our hybrids this season, while at the same time building the broad base of experience that will accelerate widespread adoption and market growth.”

Paul Kuc, Chief Financial Officer, reported that the company’s expenses in the fiscal year ended August 31, 2012 were largely in line with management’s expectations. “We will continue to manage our working capital toward driving growth in the business through the adoption of our sweet sorghum products, and by moving our best traits and products forward for the emerging biomass markets,” said Kuc. “Given the seed industry’s relatively low requirements for capital expenditures, we have the flexibility of when and where we direct our working capital among these promising market opportunities.”

FOURTH QUARTER BUSINESS HIGHLIGHTS

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The company completed the registration process in Brazil for its new generation of sweet sorghum hybrids, and is currently marketing these products. Last season in Brazil trials of these new hybrids demonstrated large increases in biomass, extractable juice volume and total harvestable sugar compared to commercial products introduced just last year. In product development trials and at the company’s breeding center, where field evaluation plots are irrigated and managed more closely than commercial fields, these hybrids averaged 80 or more metric tons per hectare. Subsequent field evaluations in the Southeast U.S. this summer have confirmed similar results.

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Ceres reported that it will be working with more mills than last season, including many of the top-30 ethanol producers in Brazil by volume. The mills will focus primarily on the agronomic performance of Ceres’ sweet sorghum hybrids, having already validated the industrial processing of sweet sorghum during the past two seasons. The company expects the total number of hectares planted with its products will be in the thousands of hectares for the 2012-2013 production season, which is lower than it originally anticipated. This is due in part to the effects of the drought last season and the focus among the company’s customer base on the field performance of its new hybrids, which can be determined at a smaller scale.

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The company’s plant breeding and product development field trials have demonstrated yield gains across all of its energy crops during the 2012 summer season in the northern hemisphere. Among the gains, Ceres’ new generation of switchgrass products – the first hybrids developed for bioenergy – have demonstrated double-digit percentage increases in yield over existing products. Pre-commercial miscanthus hybrids adapted for the warmer south of the U.S. have outperformed the industry standard by a large margin – nearly double the yield in the first year.

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Ceres announced earlier this month that the U.S. Agency for International Development, or USAID, has expanded its grant to the company to develop traits in rice for Asia. USAID will provide an additional $3.5 million to Ceres over the next four years to extend field trialing and development of the company’s biotech traits and trait stacks in rice. The performance of these traits was successfully validated in experimental lines this fall in India and, subject to regulatory approval, field evaluations of the first commercial hybrids with the Ceres traits could begin as early as mid-2013. The company expects this development work in rice to inform and accelerate its trait development activities in energy crops.

•	The company announced in August that former BP Chief Scientist and U.S. Undersecretary of Energy for Science, Steven E. Koonin, PhD., joined the company’s board of directors.

FOURTH QUARTER FINANCIAL RESULTS

Total revenues for the three months ended August 31, 2012 were $1.2 million compared to $1.7 million for three months ended August 31, 2011. Due to the seasonality of seed sales, quarterly revenues are not indicative of full year results.

Cost of product sales was $0.5 million for the quarter ended August 31, 2012 compared to $0.6 million for the quarter ended August 31, 2011.

Research and development expenses were $3.6 million for the quarter ended August 31, 2012 compared to $5.2 million for the quarter ended August 31, 2011.

Selling, general and administrative expenses were $3.7 million for the quarter ended August 31, 2012 compared to $3.1 million for the quarter ended August 31, 2011.

For the quarter ended August 31, 2012, Ceres reported a net loss of $6.6 million, or $0.27 per share, compared to a net loss of $16.8 million, or $8.34 per share, for the quarter ended August 31, 2011.

YEAR-END FINANCIAL RESULTS

Total revenues for the year ended August 31, 2012 were $5.4 million compared to $6.6 million for the prior fiscal year. The decrease was driven primarily by decreased activity under collaborative research and government grants. The decrease was partially offset by an increase in product sales in Brazil.

Cost of product sales was $2.4 million for the year ended August 31, 2012 compared to $2.5 million for the previous fiscal year. The decrease was primarily due to reduced seed production of certain products targeting the U.S. biomass-to-bioenergy markets. This decrease was mostly offset by increased costs in Brazil related to increased sweet sorghum seed sales.

Research and development expenses increased by $0.1 million to $19.2 million for the year ended August 31, 2012 compared to the previous fiscal year. This increase is partially attributable to increased R&D expenses in Brazil of $1.7 million relating to additional personnel and costs associated with the company’s Brazil sorghum breeding and agronomy operations. The remaining increase is attributable to an increase in personnel and other related overhead expenses in the U.S. of $0.6 million. These cost increases were offset by reduced non-cash expenses related to warrants issued in connection with our collaborations of $1.8 million and reduced costs in consulting, licensing and external research and development of $0.4 million.

Selling, general and administrative expenses were $12.6 million for the year ended August 31, 2012 compared to $10.0 million for the previous fiscal year. The increase is attributable primarily to increased personnel expenses and fees for professional services.

For the year ended August 31, 2012, Ceres reported a net loss of $29.4 million, or $2.18 per share, compared to a net loss of $36.3 million, or $18.34 per share, for fiscal year 2011. Shares used in the calculation of net loss per share (basic and diluted) were 13,488,336 for the year ended August 31, 2012 and 1,981,627 for the previous fiscal year.

For the year ended August 31, 2012, capital expenditures were $1.3 million.

At August 31, 2012, Ceres had cash and cash equivalents of $21.1 million and marketable securities of $39.3 million.

2012-2013 SWEET SORGHUM SALES IN BRAZIL

The company expects to announce the final number of hectares and number of mills evaluating its products with its fiscal first quarter financial results in January 2013.

Ceres has launched several marketing programs to promote its new generation of sweet sorghum products in Brazil. The programs include various performance-based incentives and crop management and agronomy support services. Recognition of seed sales revenue for some products sold under certain promotions will be deferred by the company until the 2012-2013 sweet sorghum harvest season is concluded. The company may also incur additional costs of sales, which it believes will be largely covered by reimbursements for services provided under certain programs.

CONFERENCE CALL AND WEBCAST INFORMATION

Ceres has scheduled a conference call for 4:30 p.m. EST (1:30 p.m. PST) today to discuss fourth quarter and year-end results. The webcast of the conference call may be accessed at investor.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:

(877) 838-4153

International callers:

+1 (720) 545-0037

An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for approximately 30 days.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding our efforts to develop and commercialize our products, our short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

CERES, INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2012	2011	2012	2011
Revenues:
Product sales	$3	$19	$432	$116
Collaborative research and government grants	1,161	1,701	4,939	6,500

Total revenues	1,164	1,720	5,371	6,616

Cost and operating expenses:
Cost of product sales	507	553	2,384	2,492
Research and development	3,634	5,177	19,155	19,014
Selling, general and administrative	3,673	3,099	12,634	10,008

Total cost and operating expenses	7,814	8,829	34,173	31,514

Loss from operations	(6,650)	(7,109)	(28,802)	(24,898)
Interest expense	(1)	(91)	(560)	(456)
Interest income	30	31	39	7
Other expense	—	(9,570)	(84)	(11,020)

Loss before income taxes	(6,621)	(16,739)	(29,407)	(36,367)
Income tax (expense) benefit	(2)	(26)	(3)	31

Net Loss	$(6,623)	$(16,765)	$(29,410)	$(36,336)

Basic and diluted net loss per share	$(0.27)	$(8.34)	$(2.18)	$(18.34)
Basic and diluted weighted average outstanding common shares used for net loss per share	24,509,940	2,009,524	13,488,336	1,981,627

CERES, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	August 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$21,069	$21,911
Marketable securities	33,565	—
Prepaid expenses	1,050	631
Accounts receivable	765	1,292
Inventories	841	—
Deferred offering costs	—	2,775
Other current assets	278	225

Total current assets	57,568	26,834

Property and equipment, net	5,756	6,780
Restricted cash and investment	—	3,000
Marketable securities	5,720	—
Other assets	203	183

Total long-term assets	11,679	9,963

Total assets	$69,247	$36,797

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$5,476	$6,972
Deferred revenue	701	924
Deferred rent	31	31
Current portion of long-term debt	134	2,168

Total current liabilities	6,342	10,095
Deferred rent	88	149
Long-term debt, net of current portion	256	2,013
Convertible notes	—	13,630
Preferred Stock warrant liabilities	—	276
Common Stock warrant liabilities	—	17,450

Total liabilities	6,686	43,613

Commitments and contingencies
Convertible preferred stock	—	197,502
Stockholders’ (deficit) equity:
Common Stock, $0.01 par value; 25,000,000 shares authorized; 2,014,168 shares issued and outstanding at August 31, 2011; 490,000,000 shares authorized; 24,549,029 shares issued and outstanding at August 31, 2012.	245	20
Additional paid-in capital	304,672	8,352
Accumulated other comprehensive loss	(283)	(27)
Accumulated deficit	(242,073)	(212,663)

Total stockholders’ (deficit) equity	62,561	(204,318)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$69,247	$36,797

CONTACT:

Ceres, Inc.

Gary Koppenjan

Investors (805)375-7801

Media (805)376-6546

ir@ceres.net

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